Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

TIC Solutions, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	11,024,252	$8.6150		$94,973,930.98	0.0001381	$13,115.90

Total Offering Amounts:						$			13,115.90
Total Fee Offsets:									0.00
Net Fee Due:									$13,115.90

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Offering Note(s)

(1)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low of the common stock, par value $0.0001 per share, of TIC Solutions, Inc. (“Common Stock”) as reported on the New York Stock Exchange on March 9, 2026.

This registration statement covers a total of an additional 11,024,252 shares of Common Stock reserved for issuance under the TIC Solutions, Inc. (f/k/a Acuren Corporation) 2024 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock which may be offered and issued under the reason of any stock dividend, stock split, recapitalization or other similar transactions.